Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on form S-8, of the unaudited consolidated financial statements of InterCloud Systems, Inc. for the three and six months ended June 30, 2017 and the three and nine months ended September 30, 2017, reviewed by us.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, Utah

March 13, 2018